Exhibit 99.1

For Immediate Release	Contact: Lynn Liddle, Executive Vice President, Communications and Investor Relations (734) 930 – 3008

Domino’s Pizza Announces Departure of Chief Marketing Officer

Domino’s USA President, Patrick Doyle, to Fill Position During Executive Search

ANN ARBOR, Michigan, May 12, 2008: Domino’s Pizza, Inc. (NYSE: DPZ), the recognized world leader in pizza delivery, today announced that Ken Calwell will be leaving the company after nearly seven years in the job of Chief Marketing Officer. Patrick Doyle, President, Domino’s USA, will personally oversee the job during the executive search process, which is already underway. Doyle had previously served as the Company’s marketing chief, as well as its executive vice president of International and Team USA, prior to being named President of the U.S. division. He will take over direct supervision, on an interim basis, of all marketing functions including the oversight of the Company’s partnership with its advertising agency, Crispin, Porter + Bogusky in addition to his other duties as President. CP+B was named Domino’s agency of record late in 2007, and launched the new “You Got 30 Minutes” campaign in January 2008.

David A. Brandon, Chairman and CEO, said, “We want to thank Ken for everything he has done for Domino’s Pizza. This included five years of his contributing to our 12-year string without a negative same store sales comparison. We wish Ken and his family the very best in their future endeavors, and consider them great friends of Domino’s Pizza.”

Brandon added that Doyle and team are currently in the process of executing a strategic pricing, product and operations plan to regain positive same store sales in the U.S., as outlined in the Company’s recent first quarter financial disclosures.

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the recognized world leader in pizza delivery. Domino’s is listed on the NYSE under the symbol “DPZ.” Through its primarily franchised system, Domino’s operates a network of 8,641 franchised and Company-owned stores in the United States and more than 55 countries. The Domino’s Pizza® brand, named a Megabrand by Advertising Age magazine, had global retail sales of over $5.4 billion in 2007, comprised of $3.2 billion domestically and $2.2 billion internationally. During the first quarter of 2008, the Domino’s Pizza® brand had global retail sales of $1.3 billion, comprised of approximately $735 million domestically and approximately $575 million internationally. Domino’s Pizza was named “Chain of the Year” by Pizza Today magazine, the leading publication of the pizza industry and is the “Official Pizza of NASCAR®.” Customers can place orders online in English and Spanish by visiting www.dominos.com or from a Web-enabled cell phone by visiting mobile.dominos.com. More information on the Company, in English and Spanish, can be found on the Web at www.dominos.com. Domino’s Pizza. You Got 30 Minutes™.

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Domino’s Pizza Announces Departure of Chief Marketing Officer, Page Two

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This press release contains forward-looking statements. These forward-looking statements relating to our anticipated profitability and operating performance reflect management’s expectations based upon currently available information and data. However, actual results are subject to future risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that can cause actual results to differ materially include: our increased leverage as a result of the borrowings under our asset-backed securitization facility; the uncertainties relating to litigation; consumer preferences, spending patterns and demographic trends; the effectiveness of our advertising, operations and promotional initiatives; our ability to retain key personnel; new product and concept developments by us and other food-industry competitors; the ongoing profitability of our franchisees and the ability of Domino’s Pizza and our franchisees to open new stores and keep existing stores in operation; changes in food prices, particularly cheese, labor, utilities, insurance, employee benefits and other operating costs; the impact that widespread illness or general health concerns may have on our business and the economy of the countries in which we operate; severe weather conditions and natural disasters; changes in our effective tax rate; changes in government legislation and regulations; adequacy of our insurance coverage; costs related to future financings and changes in accounting policies. Further information about factors that could affect our financial and other results is included in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended December 30, 2007. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

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